EXHIBIT 99.1
Broadridge to Acquire Innovative Technology Firm
in Securities-Based Lending and Collateral Management

Acquisition of Rockall Expands Capabilities and Advances Broadridge's Wealth Franchise

NEW YORK, N.Y. – May 1, 2019  – Broadridge Financial Solutions, Inc. (NYSE:BR), a global Fintech leader and part of the S&P 500® Index, today announced that it has acquired Rockall, a market leading provider of securities-based lending (SBL) and collateral management solutions for wealth management firms and commercial banks. The acquisition expands Broadridge's core front-to-back office wealth capabilities, providing innovative SBL and collateral management technology solutions to help firms manage risk and optimize clients' securities lending and financing needs.

Rockall currently enables the management of more than $3 trillion worth of collateral daily for some of the world's top banks, and 10 of the top 30 U.S. banks use Rockall's technology to streamline collateral management, safeguard against credit risk and enhance lending. Two key offerings Rockall provides include: a cloud-based wealth lending solution, FASTNET, which automates the evaluation, monitoring and management of SBL, and an enterprise banking collateral management solution, COLLATE, which supports strategies and change levers that drive enhanced credit risk management, regulatory reporting, process simplification, and capital efficiency.

"The acquisition of Rockall is the most recent example of Broadridge growing our wealth franchise by expanding our core wealth offering for clients," said Michael Alexander, head of North American Wealth and Capital Markets Solutions for Broadridge. "Securities-based lending and collateral management are key industry areas in need of innovation, and we look forward to leveraging next-generation technology to provide proven solutions to clients while mutualizing key front-, middle- and back-office functions."
Securities-based lending has grown in the past several years to become viewed as an essential offering for wealth management firms to improve revenues and enhance retention of both advisors and investors. An issue facing many wealth management firms around SBL is cumbersome infrastructure and internal systems dependent on manual processes that slow down the lending decision process and hinder risk management. An increasing number of investors are recognizing the value of securities-based lines of credit and the need for financial services firms to automate, scale and optimize their SBL business operations.

 "We are excited to have our innovative SBL and collateral management technology solutions be a part of Broadridge's wealth management offerings, serving an even greater number of clients," said Richard Bryce, CEO of Rockall. "Broadridge is a leader in the wealth management industry and its size and scale accelerates our ability to meet the increasing demand from advisors and investors."
Houlihan Lokey acted as exclusive financial and strategic advisor to Rockall. Terms of the deal were not disclosed.

About Rockall

Rockall is the global expert in collateral management technology helping financial institutions of all sizes to improve the performance of wealth, retail, commercial and corporate lending. Rockall currently enables the management of more than $3 Trillion worth of collateral daily for some of the world's top banks. Ten of the Top 30 US banks use Rockall's technology to streamline collateral management, safeguard against credit risk and enhance lending.

FASTNET from Rockall delivers liquid lending in the cloud and automates the evaluation, monitoring, and management of securities-based lending or liquid lending. COLLATE provides holistic collateral management to support the strategies and change levers which drive enhanced credit risk management, regulatory reporting, process simplification, and capital efficiency.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE: BR) a $4 billion global Fintech leader and a part of the S&P 500® Index, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset managers and corporate issuers globally. Broadridge's investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge's infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than US $5 trillion in fixed income and equity trades per day. Broadridge employs over 10,000 full-time associates in 18 countries.

For more information about Broadridge, please visit www.broadridge.com.

Investors:

W. Edings Thibault
Head of Investor Relations
Broadridge Financial Solutions
+1 516-472-5129
edings.thibault@broadridge.com

Media:

Tina Wadhwa
Broadridge Financial Solutions
+1 212-973-6164